Beacon Power Corporation
                               234 Ballardvale St.
                              Wilmington, MA 01887
                               Phone: 978.694.9121
                                Fax: 978.694.9127
                               www.beaconpower.com


                                                          FOR IMMEDIATE RELEASE
                                                         Contact: James Spiezio
                                                       Beacon Power Corporation
                                                                   978-694-9121
                                                        spiezio@beaconpower.com


               BEACON POWER ANNOUNCES SECOND-QUARTER 2005 RESULTS

Wilmington, MA - August 12, 2005 - Beacon Power Corporation (Nasdaq: BCON), a company that designs and develops advanced products and services to support more stable and reliable electricity grid operation, today announced its financial results for the second quarter ended June 30, 2005.

For the second quarter of 2005, Beacon Power reported revenue of $318,000, compared with revenue of $126,000 in the second quarter of 2004. Revenues for the six months ending June 30, 2005 were $954,000 compared to $184,000 for the same period in 2004.

Beacon Power reported a net loss of $1.8 million, or ($0.04) per share compared to a net loss of $2.3 million, or ($0.05) per share for the second quarters of 2005 and 2004, respectively. For the six months ended June 30, 2005 the Company reported a net loss of $4.0 million or ($0.09) per share, compared to a net loss of $4.4 million, or ($0.10) for the six months ended June 30, 2004.

For the quarter ended June 30, 2005, the Company reported total costs and expenses of $2.0 million, compared with $2.4 million for the second quarter of 2004. Total costs and expenses for the six months ended June 30, 2005 were $5.0 million compared to $4.6 million for the same period in 2004.

Beacon Power ended the second quarter of fiscal 2005 with approximately $3.5 million in cash and cash equivalents. This amount includes $1.5 million invested by Perseus 2000 Expansion, L.L.C. on May 24, 2005 in exchange for 1,666,667 shares of Beacon's common stock, a warrant to purchase initially up to 800,000 shares of Beacon common stock at a price per share of $1.008, and an agreement to extend the term of an existing warrant by two years through May 23, 2007. In addition, on June 13, 2005, Perseus invested an additional $500,000 in the Company in exchange for 595,238 shares of Beacon common stock and a warrant to purchase initially up to 138,636 shares of Beacon common stock at a price per share of $1.008. Pursuant to the terms of the Investment Agreement with Perseus, the Company used the $500,000 to purchase 111,111 Class A preferred shares of NxtPhase T&D Corporation, a company with which Beacon has entered into an agreement for the acquisition of NxtPhase, subject to various closing conditions.

"At the mid-way point of the year, we're proceeding on schedule with the two Smart Energy Matrix(TM) demonstration systems we're building for installation in California and New York," said Bill Capp, Beacon Power president and chief executive officer. "In less than one year, our engineering team has been able to design, develop, assemble and integrate the world's first flywheel matrix to demonstrate how responsive energy storage can provide grid frequency regulation. The result of their efforts is that the system was successfully tested and approved for shipment to California later this month, pending completion of installation site preparations."

Capp added, "With field testing of the first prototype Smart Energy Matrix imminent, and the expected shipment of our second system to New York in the fall, we're beginning to see interest in this demonstration from energy officials and experts around the country. With the Energy Bill now becoming law, including new standards for grid reliability, we believe that our cleaner, better-performing technology will represent an appealing alternative for grid operators and utilities."

"We continue to meet with potential investors and other industry supporters. We believe that we will be able to raise sufficient funds to continue operations and begin development of the flywheel system for the Smart Energy Matrix," said James Spiezio, CFO of Beacon Power.

About Frequency Regulation

One of the most challenging aspects of today's electricity grid is that the amount of power generated and the amount consumed must be in exact balance at all times. When imbalances occur, the frequency of electricity (60 hertz in the U.S.) that end users require will not be maintained, which adversely affects grid stability. The constant balancing of power demand and production to maintain a stable frequency is called frequency regulation. Beacon's Smart Energy Matrix is a flywheel-based energy storage system that is intended to be a long-life, environmentally friendly solution for frequency regulation, with no fuel consumed and no emissions generated. More details, along with an informative animated presentation, are available at www.beaconpower.com.

About Beacon Power

Beacon Power Corporation designs sustainable energy storage and power conversion solutions that would provide reliable electric power for the utility, renewable energy, and distributed generation markets. Beacon's Smart Energy Matrix is a design concept for a megawatt-level, utility-grade flywheel-based energy storage solution that would provide sustainable power quality services for frequency regulation, and support the demand for reliable, distributed electrical power. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

For more information, please contact James Spiezio, Chief Financial Officer at Beacon Power Corporation, tel. 978.694.9121; fax 978.694.9127; email spiezio@beaconpower.com, or send mail to 234 Ballardvale Street, Wilmington, MA 01887. Visit Beacon Power on the Internet at www.beaconpower.com

Safe Harbor Statements under the Private Securities Litigation Reform Act of
1995:
Material contained in this press release may include statements that are not historical facts and are considered "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation's current views about future events and financial performances. These forward-looking statements are identified by the use of terms and phrases such as "believe," "expect," "plan," "anticipate," and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation's expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; conditions in target markets; no experience manufacturing any product on a commercial basis; limited commercial contracts for sales to date; little experience managing operations in geographically dispersed locations; the dependence of sales on the achievement of product development and commercialization milestones; the uncertainty of the political and economic climate of any foreign countries into which Beacon hopes to sell or in which it operates, including the uncertainty of enforcing contracts and the potential substantial fluctuation in currency exchange rates in those countries; significant technological challenges to successfully complete product development; dependence on third-party suppliers; intense competition from companies with greater financial resources; possible government regulation that would impede the ability to market products; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; the possible need in the future to hire and retain key executives, particularly in light of the substantial workforce reductions during 2001 and 2002; the volatility in the stock price of companies operating in the same sector; the difficulties that often arise in integrating operations of companies after a merger or acquisition; the power of controlling shareholders and the limited ability of others to influence the outcome of matters put to the vote of shareholders. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation's filings with the Securities and Exchange Commission. Beacon Power Corporation expressly does not undertake any duty to update forward-looking statements.


                     BEACON POWER CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                               Three months ended June 30,      Six months ended June 30,
                                                    2005            2004            2005            2004
                                              ------------    ------------    ------------    ------------
Revenue ...................................   $    318,304    $    126,484    $    954,438    $    183,891
Cost of goods sold ........................        333,956         308,088       1,004,464         383,867
                                              ------------    ------------    ------------    ------------
Gross profit ..............................        (15,652)       (181,604)        (50,026)       (199,976)
Operating expenses:
     Selling, general and administrative ..      1,108,571       1,212,428       2,280,949       2,288,690
     Research and development .............        150,293         921,266         636,531       1,969,506
     Loss on sales and contract commitments        508,859            --         1,056,566            --
     Depreciation and amortization ........         22,918          43,199          41,109          89,785
                                              ------------    ------------    ------------    ------------
           Total operating expenses .......      1,790,641       2,176,893       4,015,155       4,347,981
                                              ------------    ------------    ------------    ------------

Loss from operations ......................     (1,806,293)     (2,358,497)     (4,065,181)     (4,547,957)

Other income, net .........................         41,512          92,292          55,399         133,025
                                              ------------    ------------    ------------    ------------
Loss to common shareholders ...............   $ (1,764,781)   $ (2,266,205)   $ (4,009,782)   $ (4,414,932)
                                              ============    ============    ============    ============
Loss per share, basic and diluted .........   $      (0.04)   $      (0.05)   $      (0.09)   $      (0.10)
                                              ============    ============    ============    ============
Weighted-average common shares outstanding      44,801,287      43,273,817      44,299,825      43,197,760
                                              ============    ============    ============    ============

                     BEACON POWER CORPORATION AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                                   (unaudited)

                                                      June 30,     December 31,
                                                        2005          2004
                                                 -------------    -------------
Assets
Current assets:
     Cash and cash equivalents ...............   $   3,465,625    $   5,097,188
     Accounts receivable, trade ..............         127,415           52,105
     Inventory ...............................            --            222,593
     Unbilled costs on government contracts ..         241,790             --
     Prepaid expenses and other current assets         447,707          817,396
                                                 -------------    -------------
        Total current assets .................       4,282,537        6,189,282

Property and equipment, net ..................         252,840          258,647
Restricted cash ..............................         310,011          310,011
Investments ..................................         500,000             --
Other assets .................................         559,978          327,646
                                                 -------------    -------------
Total assets .................................   $   5,905,366    $   7,085,586
                                                 =============    =============

Liabilities and Stockholders' Equity
Current liabilities:
     Accounts payable ........................   $     149,481    $     389,189
     Accrued compensation and benefits .......         177,188          130,609
     Other accrued expenses ..................         568,344          393,569
     Accrued contract loss ...................         455,339             --
     Restructuring reserve ...................         890,871        1,062,644
                                                 -------------    -------------
        Total current liabilities ............       2,241,223        1,976,011

Stockholders' equity:
     Common stock ............................         466,669          437,888
     Deferred stock compensation .............        (208,470)        (707,167)
     Additional paid-in-capital ..............     136,536,697      134,411,911
     Deficit accumulated during the
     development stage .......................    (132,943,179)    (128,933,397)
     Less: treasury stock, at cost ...........        (187,574)         (99,660)
                                                 -------------    -------------
        Total stockholders' equity ...........       3,664,143        5,109,575

Total liabilities and stockholders' equity ...   $   5,905,366    $   7,085,586
                                                 =============    =============